Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES
MIDLAND CAPITAL HOLDINGS CORPORATION

Parent	Subsidiary	Ownership	Organization
Midland Capital Holdings Corporation	Midland Federal Savings and Loan Association	100%	Federal

Midland Federal Savings and Loan Association	Midland FederalService Corporation	100%	Illinois

Midland Federal Service Corporation	Midland Insurance Services, Inc.	100%	Illinois

Midland Federal Service Corporation	Bridgeview Development Company, Inc.	100%	Illinois
The financial statements of the Registrant are consolidated with those of its subsidiary.